Exhibit 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Blue Mountain Midstream LLC, a Delaware limited liability company (the “Company”), and Greg Harper (“Employee”), dated March 29, 2018 and effective as of April 2, 2018 (the “Effective Date”).

WHEREAS, the Company desires to retain the services and employment of Employee on behalf of the Company, and Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations set forth in this Agreement, the Company and Employee agree as follows:

1.    Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Executive Officer of the Company, and in such other position or positions as may be assigned from time to time by the board of directors (the “Board”) of the Company. Promptly following the Effective Date, the Board shall nominate Employee to serve on the Board and Employee shall serve as a member of the Board for so long as he continues to serve as Chief Executive Officer of the Company pursuant to this Agreement.

2.    Duties and Responsibilities of Employee.

(a)    During the Employment Period, Employee shall devote substantially all of Employee’s business time and Employee’s full attention and best efforts to the businesses of the Company and its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Board from time to time. Employee acknowledges that Employee has been appointed to the Board and, for so long as Employee serves on the Board and remains employed hereunder, Employee shall not receive any additional compensation for such Board service. Employee’s duties shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require the performance of any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) with the prior written consent of the Board, which shall not be unreasonably withheld, serve on external boards (with the exception that Employee may continue to serve on the board of directors on which he serves immediately prior to the Effective Date as set forth on Exhibit A); or (iv) engage in other personal and passive investment activities, in each case, so long as such interests or activities in the foregoing clauses (i) through (iv) do not interfere, individually or in the aggregate, with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or involve a Competing Business.

(b)    Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any such prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c)    Employee owes each member of the Company Group such fiduciary duties as an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware, and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3.    Compensation.

(a)    Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $480,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b)    Annual Bonus. Employee shall be eligible for discretionary bonus compensation with a target of 100% of Employee’s Base Salary (the “Target Bonus”) and a maximum bonus of 200% of Employee’s Base Salary for each complete calendar year that Employee is employed by the Company hereunder (any bonus compensation payable, the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, after consultation with Employee, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable calendar year (the “Bonus Year”). Notwithstanding the foregoing, Employee shall be eligible to receive a discretionary pro rata bonus for the portion of the 2018 calendar year that Employee is employed by the Company hereunder (the “2018 Bonus”), based on performance targets set by the Board after consultation with Employee and communicated to Employee by May 15, 2018. Each Annual Bonus (including the 2018 Bonus), if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, and subject to Section 7(f) below, no Annual Bonus (including the 2018 Bonus), if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus or 2018 Bonus is paid.

(c)    Initial Equity Awards. Subject to the approval of the Board or a committee thereof, the Company will create a plan (the “Management Incentive Plan”), pursuant to which the Company will grant sign on, equity-based awards to new officers, including Employee, consistent with the term sheet dated March 23, 2018, by and between Employee and Linn Energy, Inc. (the “Term Sheet”), in the form of (i) restricted security units subject to time-vesting and (ii) restricted security units subject to performance-vesting (collectively, the “Initial Equity Awards”), granted pursuant to the forms of award agreement attached hereto as Exhibit B and Exhibit C, respectively (collectively, the “Award Agreements”). The awards described in this Section 3(c) will be subject in all respects to the terms of the Management Incentive Plan and the corresponding Award Agreements, in each case, in the form approved by the Board or a committee thereof.    Drafts of the Management Incentive Plan and the Award Agreements were provided to Employee’s counsel on March 26, 2018, and drafts of the Second Amended and Restated Limited Liability Company Agreement of the Company and any other documentation relating to the Initial Equity Awards will be provided to Employee by April 5, 2018 (all such documents, collectively, the “Equity Documents”). The parties will negotiate in good faith to finalize the Equity Documents, with the intent that the Initial Equity Awards be granted by May 15, 2018.

(d)    Annual Review. The Board will review Employee’s Base Salary and Target Bonus on an annual basis for any increases it deems appropriate in its sole discretion.

4.    Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). On the third (3rd) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.    Business Expenses. Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation. In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

6.    Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company Group executive employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company Group executive employees generally.

7.    Termination of Employment.

(a)    Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i)    Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement, or Employee’s material violation of any workplace-related law or material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;

(ii)    the commission of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee with respect to the Company Group;

(iii)    the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(iv)    Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board, as determined by the Board (sitting without Employee, if applicable);

provided, however, that if Employee’s actions or omissions as set forth in Section 7(a)(i) or (iv) are of such a nature that they are curable by Employee, as determined by the Board in good faith, a termination of Employee’s employment shall not be deemed to be for Cause unless and until (A) the Company provides Employee with written notice setting forth the specific facts or circumstances constituting Cause within thirty (30) days after the Board has actual knowledge of such facts or circumstances, and (B) Employee has failed to cure such facts or circumstances within thirty (30) days after receipt of such written notice. The parties agree, however, that such notice and opportunity to cure are not required with respect to actions or omissions set forth in Section 7(a)(ii) and (iii).

(b)    Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)    Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i)    a material diminution in Employee’s Base Salary, title or duties;

(ii)    a material breach by the Company of any of its covenants or obligations under this Agreement or any other written agreement between the parties; or

(iii)    a change by the Company in Employee’s principal place of employment to a location more than fifty (50) miles from the location of Employee’s principal place of employment on the Effective Date.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the date on which Employee has actual knowledge of the existence the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within ninety (90) days after the date on which Employee has actual knowledge of the existence of the initial occurrence of the condition(s) specified in such notice.

(d)    Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after engaging in an interactive process with Employee and accounting for reasonable accommodation, if either is applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board after reviewing and considering relevant information from an appropriate physician or other healthcare provider (and Employee shall cooperate with the Company in providing all reasonably requested information or evaluations in order to facilitate such a determination).

(e)    Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f)    Effect of Termination.

(i)    If Employee’s employment hereunder is terminated prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable, by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims substantially in the form attached hereto as Exhibit D (the “Release”); and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall make severance payments, less deductions for applicable taxes and withholdings, to Employee in a total amount equal to (x) twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs plus (y) Employee’s Target Bonus (such total severance payments being referred to as the “Severance Payment”). In addition, subject to his satisfaction of, and compliance with, the requirements set forth in clauses (A) and (B) of this Section 7(f)(i), Employee will (1) receive any earned but unpaid Annual Bonus for the year prior to the year in which the termination date occurs (the “Earned Bonus”) and (2) be eligible to receive a pro rata Annual Bonus for the year in which the termination date occurs, with the amount of the Annual Bonus based on actual performance results for such year and with the pro-ration determined by multiplying the amount of the Annual Bonus which would be due for the full year by a fraction, the numerator of which is the number of days during the year of termination that Employee was employed by the Company and the denominator of which is three hundred sixty-five (365) (the “Pro Rata Bonus”). The Earned Bonus and the Pro Rata Bonus (if any) will be paid at the same time bonuses for the relevant year are paid to other senior executives of the Company in accordance with Section 3(b). The Severance Payment, the Earned Bonus and the Pro-Rata Bonus will be reported on IRS Form W-2. The Severance Payment will be divided into twelve (12) substantially equal installments. On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the date on which Employee’s employment terminates (the “Termination Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that (I) to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first Business Day preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (II) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs. “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to be closed.

(ii)    If Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by the Company pursuant to Section 4, then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date, and does not revoke within the time provided by the Company to do so, the Release; and (B) abides by the terms of each of Sections 9, 10 and 11, then Employee will (x) receive the Earned Bonus and (y) be eligible to receive the Pro Rata Bonus. The Earned Bonus and the Pro Rata Bonus (if any) will be paid at the same time bonuses for the relevant year are paid to other senior executives of the Company in accordance with Section 3(b). The Earned Bonus and the Pro-Rata Bonus will be reported on IRS Form W-2.

(iii)    Notwithstanding anything herein to the contrary, the Severance Payment (and any portion thereof), the Earned Bonus and the Pro Rata Bonus shall not be payable if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by Employee pursuant to Section 4.

(iv)    If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to the Earned Bonus, the Pro Rata Bonus (if any) or any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. The parties agree, however, that the Release Expiration Date may be extended from time to time by written agreement of the parties.

(g)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that Employee is eligible to receive the Severance Payment, the Earned Bonus and the Pro Rata Bonus pursuant to Section 7(f), but the Company subsequently acquires evidence establishing that Employee has materially failed to abide by the terms of Sections 9, 10 or 11, then the Company shall have to seek appropriate relief from a court of competent jurisdiction to cease the payment of the Earned Bonus, the Pro Rata Bonus (if any) and any future installments of the Severance Payment and seek the return to the Company of the

Earned Bonus, the Pro Rata Bonus (if any) and all installments of the Severance Payment received by Employee prior to the date that such court lawfully determines that the conditions of this Section 7(g) have been satisfied.

8.    Disclosures. Promptly (and in any event, within ten (10) Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.

9.    Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall comply with this Section 9.

(a)    Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10. Employee shall follow all Company policies and protocols regarding the physical security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b)    Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i)    disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)    disclosures and uses that are approved in writing by the Board; or

(iv)    disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)    Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d)    All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)    Nothing in this Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (v) making disclosures to Employee’s retained attorneys for the purposes of seeking legal advice as to Employee’s rights and obligations under this Agreement and/or relating to legal recourse for possible violations of this Agreement or any law by the Company. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Employee to obtain prior authorization from any member of the Company Group before engaging in any conduct described in this Section 9(e), or to notify any member of the Company Group that Employee has engaged in any such conduct.

10.    Non-Competition; Non-Solicitation.

(a)    The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b)    During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)    own, manage, operate, finance, join, control or participate in any Competing Business, as a proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or otherwise.

(ii)    directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of any member of the Company Group with respect to a Competing Business; or

(iii)    solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

The foregoing restrictions shall not prevent Employee owning, as a passive investment, not more than one percent (1%) of the equity securities of a publicly-traded entity, with such ownership to be in such form or manner as will not require the performance of any services or active participation by Employee in the operation of the entity in which such equity securities are owned. For the avoidance of doubt, Employee cannot own passive investments in non-publicly-traded entities if such passive investments (A) interfere, individually or in the aggregate, with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement, (B) are inconsistent with Employee’s obligations to the Company Group, or (C) are in a Competing Business.

(c)    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d)    The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)    The following terms shall have the following meanings:

(i)    “Competing Business” shall mean any person, business or other enterprise or entity that engages in: (A) with respect to the Employment Period, any midstream business (natural gas and oil gathering and processing) in which the Company Group is currently engaged and any other line of business in which the Company Group engages during the Employment Period, and (B) with respect to the period after expiration of the Employment Period, any line of business in which the Company Group was engaged as of the expiration of the Employment Period and any line of business under active consideration by the Board as of the expiration of the Employment Period, in each case, within the Geographic Scope.

(ii)    “Geographic Scope” shall mean a two hundred fifty (250)-mile radius of the location of the Company Group field operations.

(iii)    “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.

11.    Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.    Arbitration.

(a)    Subject to Section 12(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Houston, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. With the exception of the initial AAA filing fee, all other fees of the AAA and the Arbitrator shall be paid exclusively by the Company. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction.

(b)    Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c)    By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)    Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

13.    Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall make reasonable efforts to cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.

14.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in advance in writing by Employee.

15.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the jurisdiction, forum and venue of the state and federal courts (as applicable) located in Houston, Texas.

17.    Entire Agreement and Amendment. This Agreement, the Term Sheet, and the Equity Documents (which will supersede the Term Sheet once finalized) contain the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided that, notwithstanding anything to the contrary in the foregoing, the Attorneys’ Fees section of the Term Sheet shall remain in full force and effect following execution of this Agreement. This Agreement may be amended only by a written instrument executed by both parties hereto.

18.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19.    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

20.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Blue Mountain Midstream LLC

At the Company’s headquarters.

If to Employee, addressed to:

Greg Harper

At the address set forth in the Company’s records.

21.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

23.    Section 409A.

(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

24.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

25.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of incentive amounts paid or payable under this Agreement, but only to the extent that such clawback policies or procedures are consistent with those applicable to all other executive officers and directors of the Company Group. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect; provided, however, that the Company shall provide written notice to Employee of any such change in clawback policies or procedures before, or promptly after, they become effective.

26.    Indemnification. During the Employment Period, the Employee shall be afforded the full protection of the indemnification and coverage as an insured under directors and officers liability insurance generally available to officers under the Company’s bylaws (as in effect from time to time) which protection shall survive any expiration or other termination of this Agreement and any termination of Employee’s employment in accordance with the terms of the applicable documents.

27.    Effect of Termination. The provisions of Sections 7, 9-14, 22 and 25-26 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

28.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11 and 12 and shall be entitled to enforce such obligations as if a party hereto.

29.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Greg Harper
Greg Harper

BLUE MOUNTAIN MIDSTREAM LLC

By:	/s/ Mark Ellis
Name: Mark Ellis
Title: President and Chief Executive Officer

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

EXHIBIT A

Member of the board of Sprague Operating Resources LLC

EXHIBIT B

Form of Award Agreement

(Time-Vesting)

EXHIBIT C

Form of Award Agreement

(Performance-Vesting)

EXHIBIT D

Form of Release

RELEASE AGREEMENT1

This RELEASE AGREEMENT (this “Agreement”) is made this             , 20[    ], by and between Blue Mountain Midstream LLC, a Delaware limited liability company (including its successors and assigns, the “Company”), and Greg Harper (“Employee”).

1.    Release.

(a)    In consideration of the payments and benefits (collectively, the “Severance”) to be provided by the Company pursuant to the Employment Agreement dated March 29, 2018, by and between the Company and Employee (the “Employment Agreement”), Employee waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future. Further, in consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement, Employee, on behalf of himself and his heirs, executors, administrators, devisees, successors and assigns, knowingly and voluntarily releases, remises and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, owners, directors, shareholders, direct and indirect owners, agents, representatives and employees, members, attorneys, insurers and benefit plans, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, losses, omissions, promises and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Employee ever had, now has or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Employee may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee, and shall further apply, without limitation, to any and all Claims (i) in connection with, related to or arising out of Employee’s employment relationship, or the termination of his employment, with the Company; (ii) arising from or in any way related to any agreement with any of the Releasees; and/or (iii) arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to Employee or in which Employee participates.

(b)    Employee understands that the Severance represents, in part, consideration for signing this Release Agreement and is not salary, wages or benefits to which he is already entitled. Employee acknowledges and represents that he has received all payments and benefits that he is entitled to receive (as of the date hereof) by virtue of any employment by the Company. Employee acknowledge that his entitlement to the Severance is subject to his compliance with Sections 9, 10 and 11 of the Employment Agreement, which expressly survive the date of termination of his employment with the Company.

[1]	Note to Draft: Subject to such updates as are necessary to account for changes in applicable law.

(c)    For the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all Claims, if any, which Employee or his heirs, executors, devisees, successors and assigns may have and which Employee does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

(d)    In consideration of the promises of the Company set forth in the Employment Agreement, Employee hereby releases and discharges the Releasees from any and all Claims that Employee may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Employee acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee also understands that, by signing and not revoking this Agreement, he is waiving all Claims against any and all of the Releasees.

(e)    Employee understands that he may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regard to the subject matter of the General Release, and which, if known at the time of executing this Agreement, may have materially affected the General Release or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(f)    This General Release shall not apply to (i) any claim or cause of action that cannot legally be waived by private agreement between Employee and the Company, including any Claims for workers’ compensation or unemployment insurance, (ii) any claim or cause of action to enforce any of Employee’s rights under the Employment Agreement, (iii) any rights Employee may have under equity award agreements between Employee and the Company, (iv) any rights to indemnification from the Company that Employee may have, (v) any rights Employee may have under directors and officers insurance policies and rights or claims of contribution or advancement of expenses; (vi) any benefit to which Employee is entitled under any tax qualified pension plan of the Company or its affiliates, (vii) COBRA continuation coverage benefits, and (viii) vested benefits under welfare or other benefit plans of the Company or its affiliates. Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Releasees to the fullest extent permitted by law, excepting any benefit or remedy to which Employee is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(g)    Employee represents that Employee has made no assignment or transfer of any right or Claim covered by this Agreement, and Employee agrees that he is not aware of any such right or Claim.

2.    Consultation with Attorney; Voluntary Agreement. The Company advises Employee to consult with an attorney of his choosing prior to signing this Agreement. Employee understands and agrees that he has the right, and has been given the opportunity, to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Employee also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Employee acknowledges and agrees that the payments to be made to Employee pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including, but not limited to, the General Release set forth in Section 1. Employee represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion and for good and valuable consideration to which he would not otherwise be entitled.

3.    Effective Date; Revocation. Employee acknowledges and represents that he has been given at least [twenty-one (21)][forty-five (45)] days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Employee further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Employee acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

4.    Survival. Sections 7, 9-14, 22 and 25-26 of the Employment Agreement shall survive Employee’s execution of this Agreement, and where relevant, references in such paragraphs to the Employment Agreement shall be deemed references to this Agreement.

5.    Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Releasees with a full release of all legally releasable Claims through the date upon which Employee signs this Agreement.

6.    Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

7.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law rules.

8.    Waiver of Jury Trial. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

9.    No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any party.

10.    No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by the Company or the Releasees of any violation of law or other wrongdoing of any kind whatsoever.

11.    Third-Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.

NOT TO BE SIGNED PRIOR TO THE LAST DAY OF EMPLOYMENT

By:
Greg Harper

Date: